Exhibit 4

FIRST AMENDMENT

TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 2, 2005 (this “Amendment”), is by and between CHILDTIME CHILDCARE, INC., an Illinois corporation (the “Company”), and JPMORGAN CHASE BANK, N.A., successor by merger to Bank One, NA (Main Office Chicago), successor by merger to Bank One, Michigan, a Michigan banking corporation (the “Bank”).

INTRODUCTION

A.           The Company and the Bank have entered into the Second Amended and Restated Credit Agreement dated as of November 22, 2004 (the “Existing Credit Agreement”), pursuant to which the Bank provides to the Company a revolving credit facility, including letters of credit, in the aggregate principal amount of $17,500,000, in order to provide funds and other financial accommodations for working capital and the Company’s other general corporate purposes.

B.           The Company has requested the Bank to modify the Credit Agreement in certain respects, and the Bank is willing to so amend the Credit Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein and in the Credit Agreement contained, the parties hereto agree as follows:

ARTICLE 1. AMENDMENTS TO CREDIT AGREEMENT

Effective the date (the “Amendment Date”) the conditions precedent set forth in Article 3 of this Amendment are satisfied, the Credit Agreement hereby is amended as follows:

1.1           The table contained within the definition of the term “Applicable Margin” in Section 1.1 is amended and restated in full as follows:

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Fixed Charge Coverage Ratio	Applicable Margin for determining the Eurodollar Rate and the Letter of Credit Fees under Section 2.3 (c)	Applicable Margin for determining the Floating Rate	Applicable Margin for determining the Commitment Fees under Section 2.3(a)
Less than or equal to 1.10	2.50%	0%	0.40%
Greater than 1.10 and less than or equal to 1.20	2.25%	0%	0.35%
Greater than 1.20	2.00%	0%	0.30%

1.2           The definition of the term “Commitment” in Section 1.1 is amended and restated in full as follows:

“Commitment” means the commitment of the Bank to make Advances pursuant to Section 2.1, in amounts not exceeding an aggregate principal amount outstanding of $22,500,000, as such amount may be reduced from time to time pursuant to Section 2.2.

1.3	Sections 5.2(a), (b) and (c) are amended and restated in full, respectively, as follows:

(a)           Tangible Capital Funds. Permit or suffer Consolidated Tangible Capital Funds of the Parent Guarantor and its Subsidiaries at any time to be less than the amount equal to (i) $9,500,000 as of the end of the Parent Guarantor’s fiscal year ending on or about April 1, 2005 or at any time thereafter prior to the end of the second fiscal quarter of the Parent Guarantor’s fiscal year ending on March 31, 2006, (ii) $10,250,000 as of the end of the second fiscal quarter of the Parent Guarantor’s fiscal year ending on March 31, 2006, or at any time thereafter prior to the end of the Parent Guarantor’s fiscal year ending March 31, 2006, or (iii) $12,500,000 as of the end of the Parent Guarantor’s fiscal year ending on March 31, 2006 and at all times thereafter.

(b)           EBITDA. Permit or suffer the Consolidated EBITDA of the Parent Guarantor and its Subsidiaries to be less than (i) $8,000,000 as of the end of the first fiscal quarter of the Parent Guarantor’s fiscal year ending on March 31, 2006, (ii) $8,500,000 as of the end of the second fiscal quarter of the Parent Guarantor’s fiscal year ending on March 31, 2006, (iii) $9,000,000 as of the end of the third fiscal quarter of the Parent Guarantor’s fiscal year ending on March 31, 2006, or (iv) $9,500,000 as of the end of the Parent Guarantor’s fiscal year ending on March 31, 2006; to be measured, in each of the foregoing cases, for the period of twelve consecutive months then ending.

(c)           Fixed Charge Coverage Ratio. Permit or suffer the Consolidated Fixed Charge Coverage Ratio of the Parent Guarantor and its Subsidiaries to be less than 1.025 to 1.00 at any time; such ratio to be determined as of the end of each fiscal quarter of the Parent Guarantor, for the period of the four consecutive fiscal quarters then ending.

1.4	Section 5.2(n) is amended and restated in full as follows:

(n)           Payments and Modification of Subordinated Debt. (i) Make any payment or prepayment of principal of any Subordinated Debt or redeem any Subordinated Debt if, in any such case, any Default or Event of Default has occurred and is continuing or would be caused thereby on a pro forma basis, (ii) make any payment of interest, commissions, discounts, fees, charges or other consideration or compensation (collectively, “Interest”) on any Subordinated Debt if any Default or Event of Default has occurred and is continuing or would be caused thereby on a pro forma basis, (iii) amend or modify, or consent or agree to any amendment or modification, which would shorten any maturity or increase the amount of any payment of principal or increase the rate (or require earlier payment) of Interest on any Subordinated Debt, (iv) amend any agreement under which any Subordinated Debt is issued or created or otherwise related thereto, or (v) enter into any agreement or arrangement providing for the defeasance of any Subordinated Debt.

1.5           Schedule 4.4 to the Credit Agreement is amended and restated in full as set forth on Schedule 4.4 hereto.

1.6           Schedule 4.5 to the Credit Agreement is amended and restated in full as set forth on Schedule 4.5 hereto.

1.7           Schedule 5.2(e) to the Credit Agreement is amended and restated in full as set forth on Schedule 5.2(e) hereto.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Amendment, the Company represents and warrants that:

2.1           The execution, delivery and performance by the Company of this Amendment and the Replacement Note (as defined below) are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company’s charter or by-laws, or of any contract or undertaking to which the Company is a party or by which the Company or its property is or may be bound or affected.

2.2           This Amendment is, and the Replacement Note when delivered hereunder will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms.

2.3           No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor or stockholder of the Company, is required on the part of the Company in connection with the execution, delivery and performance of this Amendment or the Replacement Note or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment or the Replacement Note.

2.4           After giving effect to this Amendment and the Replacement Note, the representations and warranties contained in Article IV of the Credit Agreement and in the Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof and no Default or Event of Default has occurred and is continuing; provided that such representations and warranties contained in Section 4.6 of the Credit Agreement shall be deemed made with respect to the most recent fiscal year-end and interim financial statements, respectively, of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.1(d) of the Credit Agreement.

2.5           Effective July 15, 2005, Childtime Childcare-PMC, Inc. (“PMC”) was automatically dissolved at the election of the Company. At the time of the dissolution, the aggregate value of PMC’s assets was $0 and it did not have any liabilities except pursuant to the Loan Documents.

ARTICLE 3. CONDITIONS PRECEDENT

The amendments set forth in Article 1 of this Amendment shall not become effective until each of the following has been satisfied:

3.1           This Amendment shall have been executed by a duly authorized officer on behalf of the Company, and the acknowledgements at the end of this Amendment shall have been executed by a duly authorized officer on behalf of each of the Guarantors, in the respective spaces so provided, and this Amendment shall have been delivered to the Bank.

3.2           The Company shall have executed and delivered to the Bank a replacement Revolving Credit Note in substantially the form annexed to the Credit Agreement as Exhibit B and in the principal amount of $22,500,000 (the “Replacement Note”), which Replacement Note shall be issued in replacement of the Revolving Credit Note presently outstanding under the Credit Agreement and thereafter shall be the “Revolving Credit Note” as such term is used in the Credit Agreement.

3.3           The Company shall have delivered to the Bank certified copies of such documents evidencing necessary corporate action of the Company with respect to this Amendment, the Replacement Note and the transactions contemplated hereby as the Bank may reasonably request.

3.4           The Company shall have delivered to the Bank a certificate, signed by the chief financial officer of the Company, stating that, as of the date of this Amendment, no Default or Event of Default has occurred and is continuing.

3.5           Such other documents, and evidence of completion of such other matters, as the Bank may reasonably request shall have been duly executed, if applicable, and delivered to the Bank.

ARTICLE 4. MISCELLANEOUS

4.1           If the Company shall fail to perform or observe any term, covenant or agreement in this Amendment, or any representation or warranty made by the Company in this Amendment shall prove to have been incorrect in any material respect when made, such occurrence shall be deemed to constitute an Event of Default.

4.2           All references to the Credit Agreement in any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto hereafter shall be deemed references to the Credit Agreement, as amended hereby

4.3           The Company represents and warrants that it is aware of no claims or causes of action against the Bank or any of its officers, directors, employees or agents. Notwithstanding such representation and warranty, and as further consideration for the agreements set forth in this Amendment, each of the Company and the Guarantors, for itself and its successors and assigns, releases the Bank, and its officers, directors, employees, agents, attorneys, affiliates, subsidiaries, and successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof.

4.4           Each party hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Amendment or the Replacement Note, or any agreement referenced herein or other related instrument or agreement, or any of the transactions contemplated by this Amendment, or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. None of the parties hereto shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been mod ified in any respect or relinquished by any party hereto except by a written instrument executed by all of them.

4.5           This Amendment and the other agreements and documents executed in connection with this Amendment constitute the entire understanding of the parties with respect to the subject matter hereof. This Amendment is binding on the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and assigns. If any of the provisions of this Amendment are in conflict with any applicable statute or rule or law or otherwise unenforceable, such offending provisions shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

4.6           No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Bank’s rights and remedies hereunder or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any of the Guarantors with or in favor of the Bank; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Bank under this Amendment or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any Guarantor with or in favor of the Bank is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Amendment or under the Credit Agreement, the Note, any Security Document, any other Loan Document or any other agreement or instrument of the Company or any Guarantor with or in favor of the Bank or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by the Bank.

4.7           The Loan Documents and, subject to the amendments herein provided, the Credit Agreement shall in all respects continue in full force and effect.

4.8           Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

4.9           This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

4.10          The Company agrees to pay the reasonable fees and expenses of Dickinson Wright PLLC, counsel for the Bank, in connection with the negotiation and preparation of this Amendment and the consummation of the transactions contemplated hereby, and in connection with advising the Bank as to its rights and responsibilities with respect thereto.

4.11          This Amendment may be executed upon any number of counterparts with the same effect as if the signatures thereto were upon the same instrument.

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                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first-above written.

CHILDTIME CHILDCARE, INC.

By:	/s/ Frank M. Jerneycic

Its: Chief Financial Officer

JPMORGAN CHASE BANK, N.A.

By:	/s/ Richard C. Ellis

Its: Senior Vice President

GUARANTOR ACKNOWLEDGEMENT

Each of the undersigned hereby acknowledges that it has reviewed and fully consents to the foregoing First Amendment to Amended and Restated Credit Agreement (the “Amendment”), that the Guaranty Agreements and all other Loan Documents made by each of the undersigned in favor of the Bank continue in full force and effect and each of the undersigned acknowledges and agrees that it has no defenses, counterclaims or offsets with respect thereto. All references to the Credit Agreement in the Guaranty Agreements and in all other Loan Documents or any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto, hereafter shall be deemed references to the Credit Agreement, as amended by the Amendment. Except as otherwise expressly set forth herein, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Amendment or the Credit Agreement, as the case may be.

LEARNING CARE GROUP, INC.

By: /s/ Frank M. Jerneycic

Its: Chief Financial Officer

TUTOR TIME LEARNING CENTERS, LLC

By: /s/ Frank M. Jerneycic

Its: Chief Financial Officer_

TUTOR TIME LEARNING CENTERS
INTERNATIONAL, INC.

By: /s/ Frank M. Jerneycic

Its: Chief Financial Officer

TUTOR TIME FRANCHISE, LLC

By: /s/ Frank M. Jerneycic

Its: Chief Financial Officer